Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 13, 2004, accompanying the consolidated financial statements appearing in the financial report of Cyberguard Corporation and Subsidiaries on Form 10-K for the year ended June 30, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Cyberguard Corporation and Subsidiaries on Forms S-8 (File No.’s 333-87347, 33-88446, 33-88448, 333-50042, 333-58262, 333-73852, 333-56768, and 333-112336).

/s/ Grant Thornton LLP
Fort Lauderdale, Florida
August 13, 2004